(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 1, 2011, by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, A Division of PNC Bank, NA, as a Pooled Special Servicer, Wells Fargo Bank, National Association, as Providence Place Mall Loan Special Servicer, U.S. Bank, National Association, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator, Paying Agent and Custodian, and Trimont Real Estate Advisors, Inc., as Operating Advisor, with respect to Commercial Mortgage Pass-Through Certificates Series DBUBS 2011-LC3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, Daniel Marthinsen, Managing Director of Special Servicing and Timothy S. Ryan, Managing Director of Customer Relationship Management, do hereby certify that:

1.        A review of the activities of the Providence Place Mall Loan Special Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.        To the best of my knowledge, based on such review, the Providence Place Mall Loan Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

/s/ Daniel Marthinsen

Daniel Marthinsen, Managing Director

Wells Fargo Bank

/s/ Timothy S. Ryan

Timothy S. Ryan, Managing Director

Wells Fargo Bank

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